FOR IMMEDIATE RELEASE

   Innovo Group Reports Record First Quarter Results with
                  Revenues Increasing 272%
    * Net sales climb to $11.9 million in first three months
    * Company posts net income of $282,000 compared to net
               loss of $496,000 in prior period

LOS  ANGELES,  April 15, 2003 -- Innovo Group Inc.  (NASDAQ:
INNO), a sales and marketing organization designing and selling accessory and apparel products to the retail, private label and specialty markets, announced today that in the first quarter of fiscal 2003 its net sales set an all time quarterly record of $11.9 million, nearly tripling revenues for the prior year period, resulting in the Company generating a net income of $282,000 compared to a net loss of $496,000 in the prior year comparative period.

Net sales for the quarter ended March 1, 2003, were $11,915,000, a 272% increase from $3,201,000 recorded in the first quarter ended March 3, 2001. Gross profit of $3,310,000 in the quarter was up 263% from the $912,000 realized in the similar quarter last year. Net income for the quarter was $282,000, or $0.02 per share on a fully diluted basis, compared with a net loss of $496,000, or $0.03 per share in the prior year quarter. Weighted average shares outstanding on a fully diluted basis were 17,241,000 in the current quarter, compared with 14,921,000 in the year earlier period.

"During the first quarter, results reflected our operations in two principal segments, accessories and apparel, both of which performed very well in the first quarter." said Innovo Group CEO Jay Furrow. "The accessories segment represents the Company's historical line of business as conducted by Innovo, Inc. (Innovo), and the apparel segment is comprised of the operations of our other two consumer product operating subsidiaries, Joe's Jeans, Inc. (Joe's) and Innovo Azteca Apparel, Inc. (IAA).

"Net revenues for accessories amounted to $2,743,000 in the first quarter of fiscal 2003, up 86% compared with $1,476,000 in the first quarter of fiscal 2002," Furrow continued. "This increase is a result of increased sales to private label customers, which climbed from $95,000 in the year earlier first quarter to $838,000 in the current quarter."

The CEO noted that Innovo also benefited from an increase in revenues from its craft business and Bongo product line both of which increased their revenues by approximately 27% in the first quarter of fiscal 2003 compared to fiscal 2002. Gross profit for the period was $423,000, up 114% from the comparable quarter in fiscal 2002.

In the apparel segment, Furrow said, results were exceptionally strong. Total apparel revenues for the first quarter of 2003 were $9,172,000, up 432%, or $7,447,000, from  the  $1,725,000  realized in  the  same  2002  period.
Moreover, he noted, gross profit for this segment was $1,974,000, up 364% from prior year results.

"During the first quarter of 2003, Joe's net revenues increased to $2,128,000, a 131% increase from the $923,000 realized in the first quarter of last year," Furrow explained. Joe's experienced increased demand in both the domestic and international marketplaces in the first quarter of fiscal 2003. Domestic sales for the current period totaled $1,494,000, with the remaining $634,000 coming from international sales through Joe's Japanese subsidiary, Joe's Jeans Japan, Inc., as well sales to international distributors.

"Our IAA unit had a superb first quarter," the CEO continued. "It increased its net revenues to $7,044,000 in the first quarter of this fiscal year, approximately 778% higher than the $802,000 realized in the same period last year. This significant increase is largely attributable to an increase in sales to Target Corporation's Mossimo division. Furrow further commented, "IAA is working toward even higher returns by capitalizing on its existing private label operations to expand its private label customer base." Furrow also commented that during 2002 IAA created a second division to focus on branded product development. In furtherance of its apparel branded strategy, IAA has entered into licensing agreements with Mattel, Inc. for the licensing rights to develop, market and distribute apparel and accessory products bearing the Hot Wheels trademark.
IAA also has been successful in attracting recording and performing artist, Lil Bow Wow, to sign with IAA to produce his Shagor urban apparel product line. Additionally, IAA was recently able to sign an exclusive multi-year licensing agreement with the celebrated recording artist and actress, Eve, for the right to design, market and distribute women's apparel and accessory products under the Fetishr brand name. Shipment of Shagor products is anticipated to begin in the second quarter of 2003 and the Company is projecting that it will begin shipping Fetishr products in the latter half of 2003, the CEO observed.

"During the quarter," Furrow noted, "our gross margin percentage decreased from 29% in last year's first quarter to 28%. This slight decline was attributable to a higher percentage of sales coming from the private label apparel segment that typically carries lower margin's than the Company's other products."

Nevertheless, he said, the Innovo accessory segment's gross margin increased from approximately 25% in the first quarter of last year to 29% in the latest quarter, and Joe's gross margins increased from 43% in the first quarter of fiscal 2002 to 61% in the current year's quarter. IAA's gross margins decreased in the first quarter of fiscal 2003 to 17% from 19% in the same quarter a year ago.

Furrow said, the Company's selling, general and administrative expenses increased in the quarter by approximately 56%, from $1,250,000 in the first quarter of fiscal 2002 to $2,838,000 in the same period this year. The increase is largely a result of an increase in expenses to support the Company's 272% revenue growth during the period. The Company incurred notable increases in wages, advertising, travel, professional fees, sales shows and other expenses related to its revenue growth.

"More than ever," the CEO concluded, "we continue to be very optimistic about the future, and reaffirm our belief that 2003 will be another record year for the Company and its shareholders."

About Innovo Group Inc.

Innovo  Group,  Inc. through its subsidiaries Innovo,  Inc.,
Innovo Azteca Apparel, Inc. and Joe's Jeans, Inc., is a sales and marketing organization designing and selling apparel and accessory products to the retail, private label and specialty markets. The Company's Innovo subsidiary markets accessory products such as licensed and non-licensed fashion handbags, purses, wallets, hats, backpacks, waist packs, handbags and craft totebags and aprons. The Company's apparel products consist of men's and women's apparel products and are sold by the Company's Joe' Jeans, Inc. and Innovo Azteca Apparel, Inc. subsidiaries. More information is available at the company web site at www.innovogroup.com.

Statements in this news release which are not purely historical facts are forward-looking statements, including statements containing the words "believe," "estimate, "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are based upon information available to Innovo Group Inc. on the date of this release. Any forward-looking statement inherently involves risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products in the marketplace, successful implementation of its strategic plan, the extension or refinancing of its existing bank facility and the restrictions any such extension or refinancing could place on the company, the ability to obtain new financing from other financing sources, the ability to generate positive cash flow from operations and asset sales, competitive factors, dependence upon third-party vendors, and other risks detailed in the company's periodic report filings with the Securities and
Exchange Commission. By making these forward-looking statements, the company undertakes no obligation to update these statements for revisions or changes after the date of this release. Readers are cautioned not to place undue reliance on forward-looking statements.

Contact:

Innovo Group, Inc.
Donna Drewrey, 865-546-1110

Innovo Group, Inc.
Shane Whalen, 323-278-6764

Investor Relations Network
Tom Gavin, 909-279-8884

                     INNOVO GROUP INC  AND SUBSIDIARIES
                   CONSOLIDATED CONDENSED BALANCE SHEETS
                        (000's except for share data)


                                                03/01/03       11/30/02
                                                --------       --------
                                               (unaudited)    (unaudited)

      ASSETS
CURRENT ASSETS
 Cash and cash equivalents                      $    137       $    222
 Accounts receivable, and due from
  factor net of allowance for
  uncollectible accounts of $428(2003)
  and $383(2002)                                   3,948          2,737
 Inventories                                       5,139          5,710
 Prepaid expenses & other current assets             610            279
                                                 -------        -------
TOTAL CURRENT ASSETS                               9,834          8,948
                                                 -------        -------

PROPERTY, PLANT and EQUIPMENT, net                 1,421          1,419
GOODWILL                                           4,271          4,271
INTANGIBLE ASSETS, net                               445            487
OTHER ASSETS                                          19             18
                                                 -------        -------

TOTAL ASSETS                                    $ 15,990       $ 15,143
                                                 -------        -------
                                                 -------        -------

   LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
 Accounts payable and accrued expenses          $  2,888       $  2,438
 Due to related parties                            4,522          4,250
 Current maturities of long-term debt                788            756
                                                 -------        -------
TOTAL CURRENT LIABILITIES                          8,188          7,444

LONG-TERM DEBT, less current maturities            2,427          2,631
                                                 -------        -------
 8% Redeemable preferred stock, $0.10 par
  value:  Authorized shares-5,000
  194 shares(2003) and 194(2002)                      --             --
STOCKHOLDERS EQUITY
 Common stock, $0.10 par value- shares
  authorized-40,000,000
  Issued and outstanding 14,901(2003)
  and 14,901(2002)                                 1,491          1,491
 Additional paid-in capital                       40,362         40,343
 Accumulated deficit                             (33,227)       (33,507)
 Promissory note-officer                            (703)          (703)
 Treasury stock                                   (2,547)        (2,537)
 Accumulated other comprehensive loss                 --            (19)
                                                 -------        -------
TOTAL STOCKHOLDERS' EQUITY                         5,376          5,068
                                                 -------        -------
 TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY     $ 15,990       $ 15,143
                                                 -------        -------
                                                 -------        -------

   See accompanying notes which are an integral part of these unaudited consolidated condensed financial statements

            INNOVO GROUP INC. AND SUBUSIDIARIES
       CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
               (000's except per share data)
                         (unaudited)


                                                       Three Months Ended
                                                     03/01/03      03/02/02
                                                     --------      --------


NET SALES                                           $ 11,915      $   3,201
COST OF GOODS SOLD                                     8,605          2,289
                                                     -------       --------
 Gross Profit                                          3,310            912

OPERATING EXPENSES
 Selling, general and administrative                   2,838          1,250
 Depreciation and amortization                            79             46
                                                     -------        -------
                                                       2,917          1,296

INCOME (LOSS) FROM OPERATIONS                            393           (384)

INTEREST EXPENSE                                        (150)           (97)
OTHER INCOME (EXPENSE), net                              102              6
                                                     -------        -------

INCOME (LOSS) BEFORE INCOME TAXES                        345           (475)

INCOME TAXES                                              63             21
                                                     -------        -------

NET INCOME (LOSS)                                   $    282       $   (496)
                                                     -------        -------
                                                     -------        -------

NET INCOME (LOSS) PER SHARE:
 Basic                                                  0.02          (0.03)
 Diluted                                                0.02          (0.03)

WEIGHTED AVERAGE SHARES OUTSTANDING
 Basic                                                14,841         14,921
 Diluted                                              17,241         14,921


  See accompanying notes which are an integral part of these unaudited consolidated condensed financial statements